CERTAIN INFORMATION HAS BEEN DELETED FROM THIS EXHIBIT AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2.

                                                                   EXHIBIT 10.10






                           TRADEMARK LICENSE AGREEMENT

                                     BETWEEN

                          THE PROCTER & GAMBLE COMPANY

                                       AND

                                    CNS INC.

                                TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----

1.  LICENSE....................................................................1
     (a) Manufacturing.........................................................2
     (b) Labeling and Packaging................................................2
     (c) Sale..................................................................2
     (d) Use of the Licensed Marks.............................................2
     (e) Use of P&G's Name.....................................................2

2.  CNS' OBLIGATIONS...........................................................3
      (a) Warranties...........................................................3
      (b) Compliance with Laws.................................................3
      (c) Import/Export........................................................3
      (d) Samples..............................................................4
      (e) Artwork..............................................................4
      (f) Copy Review..........................................................5
      (g) Product Preview Meetings.............................................5
      (h) Improper Use.........................................................6
      (i) Development of Product...............................................6
      (j) Prohibition on Sales.................................................6
      (k) Other Approvals......................................................7

3.  CNS' COVENANTS.............................................................7
      (a) Authorization........................................................7
      (b) Conflicts............................................................7
      (c) Plant(s) Where Product is Manufactured...............................7
      (d) Quality Control Sampling.............................................7
      (e) Sub-Standard Product.................................................8
      (f) Non-Competition......................................................8

4.  P&G'S RIGHTS & OBLIGATIONS.................................................9
      (a) Ownership of Licensed Marks..........................................9
      (b) Cooperation.........................................................10
      (c) Actions.............................................................10
      (d) P&G Materials.......................................................11
      (e) Use of Names........................................................11
      (f) Limitations.........................................................12

5.  P&G'S COVENANTS...........................................................12
      (a) Authorization.......................................................12
      (b) Conflicts...........................................................12
      (c) Enforceable License.................................................12
      (d) Non-Competition.....................................................12

6.  INDEMNIFICATION AND INSURANCE.............................................13
      (a) Indemnification of P&G..............................................13
      (b) Insurance...........................................................14
      (c) Indemnification of CNS..............................................15
      (d) Promotions..........................................................15

7.  LICENSE FEES..............................................................15
      (a) Calculation of Royalties............................................15
      (b) Minimum Royalties...................................................16
      (c) Reports.............................................................16
      (d) Payment Terms.......................................................16
      (e) Tax Withholding.....................................................16

8.  CNS' RECORDS..............................................................17
      (a) Records.............................................................17
      (b) Audit Right.........................................................17
      (c) Corrections.........................................................18

9.  PROMOTION.................................................................18

10.  TERM AND TERMINATION.....................................................19
      (a) Extension and Non-Renewal...........................................19
      (b) Termination by P&G..................................................19
      (c) Termination for CNS Bankruptcy......................................20
      (d) Termination by CNS..................................................20
      (e) Change of Control...................................................21
      (f) Consequences of Expiration and Termination..........................21

11.  CONFIDENTIALITY..........................................................22
      (a) P&G Trade Secrets...................................................22
      (b) CNS Trade Secrets...................................................22
      (c) Nondisclosure.......................................................23
      (d) Press Releases......................................................23

12.  MARKING..................................................................23

13.  FORCE MAJEURE............................................................24

14.  MISCELLANEOUS............................................................24
      (a) First Line Goods....................................................24
      (b) Use of Mark as Names................................................24
      (c) Notice..............................................................25
      (d) Relationship Between the Parties....................................25
      (e) Entire Agreement....................................................26
      (f) Interpretation......................................................26
      (g) Waiver..............................................................26
      (h) Dispute Resolution..................................................26
      (i) Assignment..........................................................26
      (j) Other Licenses......................................................27

                           TRADEMARK LICENSE AGREEMENT

         THIS AGREEMENT (the "Agreement") is made effective as of the ______ day of _____________, 2000 by and between The Procter & Gamble Company, an Ohio Corporation with a place of business at One P&G Plaza, Cincinnati, Ohio 45202 and its affiliates and subsidiaries (collectively, "P&G"), and CNS Inc., a Delaware corporation with a place of business at 4400 West 78th Street, Minneapolis, MN 55435, ("CNS"). WHEREAS, P&G has the right to use and to license others to use the VICKS(R) trademark and the triangle design trademark which are well-known and famous marks owned and used by P&G in association with its advertising and marketing of cough and cold products; and WHEREAS, CNS recognizes the benefits to be derived from utilizing the VICKS(R) trademark and the triangle design trademark and desires to utilize said trademarks upon and in connection with the manufacture, sale, and distribution of Breathe Right(R) nasal strips; NOW, THEREFORE, the parties agree as follows:

1.       LICENSE.
Subject to the terms of this Agreement, P&G hereby grants to CNS a non-transferable and exclusive license to use the Licensed Marks listed on
Schedule 1 (the "Licensed Marks"), on the Product listed on Schedule 2 (the "Product"), in the countries listed in Schedule 3 (the "Area") and subject to the restrictions outlined in Schedule 4. Schedules 1, 2, 3, 4 and 5 may be amended at any time upon agreement by the parties in writing. Notwithstanding anything in Schedules 1, 2, 3 or 4 to the contrary, P&G has the right to not approve the launch of any Product in any country for the reasons pursuant to the process set forth in Section 3 hereto and, if P&G does not approve any launch, then CNS shall not launch such Product as set forth in Section 3 hereof. Unless otherwise agreed to in writing by the parties, CNS shall have the right to do the following:

     (a) Manufacturing. To manufacture (or have manufactured by a contract manufacturer), in a manner and quality that is consistent with Product specimens approved by

P&G prior to the date of this Agreement, the Product for distribution and sale under the grant given in 1(c).
         (b) Labeling and Packaging. To label and package Product manufactured under the grant given in Section 1(a), using labeling and packaging that is consistent in form and quality with labeling and packaging specimens approved by P&G prior to the date of this Agreement, for distribution and sale under the grant given in Section 1(c).
         (c) Sale. To distribute and sell the Product manufactured, labeled and packaged under the grants in Sections 1 (a) and (b) solely within the Area. CNS shall use commercially reasonable efforts to maximize sales of the Product in the Area, consistent with the terms and conditions of this Agreement. It is acknowledged that CNS will roll out the Product in phases over time.
         (d) Use of the Licensed Marks. To use the Licensed Marks in such form and manner as approved by P&G, which may include displaying the Licensed Marks on CNS vehicles, stationery, advertising and promotional materials used in connection with the sale of the Product, subject to compliance with all other provisions set forth herein.
         (e) Use of P&G Name. To use the words "The Vicks(R)trademark is used under license from The Procter & Gamble Company, Cincinnati, Ohio" or such other entity as P&G shall designate, or the equivalent of such language approved by P&G on labels or packaging for Product manufactured and packed under the grants in Sections 1 (a) and (b).

2.       CNS OBLIGATIONS.

         (a) Warranties. CNS warrants that the Product shall be free of impurities or defects and will be produced, packaged and distributed in compliance with all applicable laws and regulations of the country or countries in which the Product is sold or distributed. CNS hereby agrees to use best efforts to ensure that each shipment or other delivery of the Product now or hereafter made by CNS shall, as of the date of such shipment or other delivery, conform to all the above requirements. CNS warrants that the manufacture, use, sale, offer for sale, or importation of the Product will not infringe the rights of third parties, including (without limitation) patent, trademark and copyrights. CNS expressly disclaims any implied warranties, including the implied warranties of merchantability and fitness for a particular purpose.

         (b) Compliance with Laws. CNS warrants that the Product will conform to all hazardous substance laws, consumer product safety laws, trade laws and any other applicable laws of the country or countries in which the Product is sold or distributed. CNS hereby agrees to use best efforts to ensure that each shipment or other delivery of the Product now or hereafter made by CNS shall, as of the date of such shipment or other delivery, conform to all the above requirements. CNS warrants that it will obtain all necessary health licenses or other regulatory approvals for the Product in each country or countries.
         (c) Import/Export. If the Product is to be imported into any region or country for sale, CNS agrees that CNS or a CNS distributor shall be the importer of record and shall pay all duties and information costs in connection with the importation of the Product into such region or country. CNS shall be liable for all customs duties accruing at the time of such importation or at any time thereafter and that P&G shall not appear as importer nor as the "account party" on any documents submitted for purposes of customs procedures. Neither CNS nor any agent of CNS shall submit any documents of any kind to any customs agency or authority that reflect that the Product in question are to be imported for the account of P&G without the prior written consent of P&G.
         (d) Samples. Prior to the first shipment by CNS or a contract manufacturer of the Product to a distributor, licensee or customer in each country in the Area, and at least once each calendar year thereafter during the Term, CNS shall provide to P&G the reasonable number of pre-production samples requested (only once prior to first shipment) and the reasonable number of production samples of such Product requested. Each of the foregoing items shall be sent to the person and location designated by P&G's Marketing Director, North America, Respiratory. P&G shall examine any such samples of the Product pursuant to the foregoing to determine the nature and quality of the Product. P&G designee shall review and respond in writing with regard to its approval (needed for initial samples only) or non-approval of such samples within ten (10) of P&G's business days after receipt of such samples from CNS. Neither CNS nor any contract manufacturer shall make any first shipment of Product to a distributor, licensee or customer in a region or a country in the Area unless and until CNS has received P&G's written approval of the production samples of the Product for such country. CNS shall immediately cease any and all shipments of Product by CNS or by a contract manufacturer to distributors, licensees and/or customers in any region or country if CNS receives P&G written disapproval of the provided production samples of such Product. In view of the substantial tooling and other costs which will be incurred by CNS prior to its delivery to P&G of the representative production samples, P&G agrees that it will not unreasonably withhold its approval of such samples. CNS shall not ship Product which has not been approved by P&G to trade customers.
         (e) Artwork. Prior to the first public release of any artwork or other materials which incorporate or otherwise include the Licensed Marks, or which otherwise relate to the Product, in any country in the Area, CNS shall provide to P&G the reasonable number of copies of the rough artwork requested and the reasonable number of copies of the final artwork for each such piece of material (together with English translations if needed) requested. Each of the foregoing items shall be sent to the person and location designated by P&G's Marketing Director, North America, Respiratory. P&G shall examine any such materials received from CNS pursuant to the foregoing. P&G's designee shall review and respond in writing with regard to its approval or non-approval of such materials within ten (10) of P&G's business days after receipt of such materials from CNS. Such approval will not be unreasonably withheld. CNS shall not make any first release of such material in a region or country in the Area unless and until CNS has received P&G's written approval of the final artwork for such material. If either party fails to respond in writing in ten (10) days in accordance with the above, such party will pay any late charges arising from the delay that may be incurred by the submitting party.
         (f) Copy Review. Both parties shall submit all printed materials, advertising and promotional copy (and English translations thereof) (including but not limited to audio and video materials) pertaining to Product and Promotion outlined in Section 9 to the other party for written approval prior to any release of such materials to the general public. Each of the foregoing items shall be sent to the person and location designated by each party. Each party's designee shall review and respond in writing with regard to its approval or non-approval of such materials within ten (10) business days after receipt of such materials from the other party. Approval of the submitted materials will not be unreasonably withheld. If either party fails to respond in writing in ten (10) days in accordance with the above, such party will pay any late charges arising from the delay that may be incurred by the submitting party.
         (g) Product Preview Meetings. In order to facilitate review and approval of samples, artwork and copy, CNS and P&G shall meet at least once per year to review plans for the next year. Such review shall include, but shall not be limited to, new registrations and/or changes to existing registrations, new product launches, product and packaging changes and planned copy that is related to the Product. CNS shall propose the timing for these meetings and shall coordinate them with P&G's Marketing Director, North America, Respiratory or his/her designee.
         (h) Improper Use. Notwithstanding anything herein to the contrary, if at any time CNS is using the Licensed Marks on the Product, or on labels or tags or in advertising in any country in the Area in a manner not consistent with this Agreement, or if the standard of quality of the Products in any country in the Area does not conform to the standards set by P&G or is not of a quality at least equal to similar "first line" products manufactured by CNS, then P&G may give CNS written notice to that effect, identifying in such notice the situation to which it objects. CNS shall have fifteen (15) days after receipt of any such notice to notify P&G of the means by which CNS intends to correct the situation to which P&G has objected, and, notwithstanding Sections 1 or 10 thereof, if CNS fails to complete such corrective action within a reasonable time, then P&G may by further written notice to CNS cancel this Agreement forthwith with respect to the country(ies) affected. If P&G so cancels, then CNS shall immediately discontinue use of the Licensed Marks in such country(ies) and shall not thereafter adopt any conflicting or confusingly similar mark or symbol for use on any goods. CNS shall bear all costs of any corrective action.
         (i) Development of Product. Subject to the right of approval by P&G under Paragraph 1(a) and the other rights to P&G under this Agreement, CNS shall have sole responsibility for research, development and design of the Product(s) sold under this Agreement.
         (j) Prohibition on Sales. The parties hereto shall cooperate to avoid and resolve conflicts. If P&G is prohibited from selling any goods under the Licensed Marks in any country because CNS is selling the Product, then P&G shall give CNS at least 180 days notice of P&G's desire to sell goods in such country. Upon receipt of such notice, CNS shall cease selling the Product in such country as soon as is reasonably commercially possible, but in no event later than 180 days from the date of such notice, and shall take all steps necessary to enable P&G to sell goods under the Licensed Marks in that country. Subject to the preceding, P&G shall use commercially reasonable efforts to cooperate with CNS in a phase out plan to sell out finished goods of the Product and any unique materials specifically identified to the manufacture of the Product for such country.
         (k) Other Approvals. In addition, CNS shall submit the Product to a testing laboratory identified by P&G for tests reasonably requested by P&G. P&G may withhold final approval of the Product pending P&G's reasonable satisfaction with said test results, such approval not to be unreasonably withheld. All costs of such testing will be borne by CNS.
3.       CNS COVENANTS
         With regard to its actions hereunder, CNS expressly covenants as follows:
         (a) Authorization. CNS is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware and is duly authorized to do business therein, with full corporate power to enter into this Agreement.
         (b) Conflicts. To the knowledge of CNS, the execution and delivery of this Agreement does not violate any law, rule or regulation or order, judgment, or decree within the Area binding on either party and will not result in a breach of any contract, agreement or other instrument to which either CNS is a party.
         (c) Plant(s) Where Product is Manufactured. CNS and its contract manufacturer(s) (if any) shall maintain and operate a plant or plants with manufacturing and packaging equipment adequate to produce and supply Product in quantities adequate to meet reasonably anticipated consumer demand. CNS agrees that in the manufacturing, packaging, distributing and selling of Product, it shall, and CNS will use best efforts to determine that all contract manufacturers it utilizes shall, comply with all applicable laws, regulations and ordinances pertaining to the operation of its plants and will maintain such plant(s) at all times in a clean, wholesome and sanitary condition consistent with the laws of the country or countries in which the plants are located.

         (d) Quality Control Sampling. P&G representatives shall be permitted to enter and inspect, at reasonable times during business hours and with at least forty-eight (48) hours' prior notice, CNS's plants and warehouses where Product is being manufactured or stored and the plants and warehouses of CNS's contract manufacturer(s) (if any) where Product is being manufactured or stored.
         (e) Sub-Standard Product.
                  (i) CNS covenants, warrants and guarantees that none of the Product will be in violation of the drug, medical device or other laws of the United States or any applicable country, and that the Product will not be produced or shipped in violation of any applicable laws of the United States or other country; provided, however, that CNS does not covenant, warrant or guarantee against the Product becoming violative within the meaning of the applicable drug, medical device, health or consumer product safety laws after shipment by reason of causes beyond CNS's control.
                  (ii) If CNS learns that it has manufactured or has in its possession or control or has shipped or sold Product which is in violation of drug, medical device, health or other applicable laws, then CNS agrees to notify P&G of such fact promptly and in writing. Upon notice to P&G from CNS, or upon notice given by P&G to CNS of the existence of this Substandard Product, CNS will promptly take whatever action is reasonably necessary to correct this situation. If requested by P&G, CNS shall, solely at CNS's expense, promptly retrieve from CNS's warehouse or plant and from all trade customers all such Substandard Product. CNS must seek and receive P&G consent as to its proposed handling of the retrieved Substandard Product. In the event of any consumer recall, however or by whomever the recall is initiated, CNS shall, solely at CNS's expense, promptly retrieve all such Substandard Product and CNS must seek and receive P&G's consent as to its proposed handling of the retrieved Substandard Product.
         (f) Non-Competition. During the Term of this Agreement and in the event that P&G has Terminated this Agreement or if CNS has determined not to renew this Agreement upon the Expiration of its Term, then for [* * *] after such Termination or Expiration of this Agreement CNS shall not manufacture, distribute or sell, directly or indirectly (whether for its own account or as agent for any other party), within the Area, any products marketed for cough/cold symptom relief that are substantially similar, in the reasonable opinion of P&G, to the Product, if such products are produced by CNS under license from another manufacturer or distributor of cough/cold products, for example, but not limited to, manufacturers/distributors of Tylenol, Robitussin, Contac, Sudafed, Comtrex, Dristan, Alka Seltzer, Drixoral, Bayer, Tavist, Dimetapp, Benedryl, Benalyn, Ricola, Ludens, Nice, Halls, Sucrets or TheraPatch. However, the preceding provisions of this paragraph shall not apply to prevent CNS from continuing to distribute or sell any product which, on the date of this Agreement, it is then selling or distributing. For clarification, the above non-competition provision does not apply if CNS Terminates the Agreement or if P&G determines not to renew this Agreement upon the Expiration of its Term.
         During the Term of this Agreement, CNS will not manufacture, distribute or sell, directly, within the Area, its own products for cough/cold symptom relief that are substantially similar to the Product. Notwithstanding the above, CNS may manufacture, distribute or sell, directly, within the Area, its own products for cough/cold symptom relief that are not substantially similar to the Product. In addition, upon any Termination of Expiration of this Agreement, CNS may manufacture, distribute or sell, directly, within the Area, its own products for cough/cold symptom relief that are substantially similar to the Product.

4.       P&G RIGHTS & OBLIGATIONS

         (a) Ownership of Licensed Marks. CNS agrees and acknowledges that all use of the Licensed Marks by CNS will inure to the benefit of P&G for purposes of trademark registration and establishment of trademark rights. CNS will at any time, whether during or after the term of this Agreement, execute any documents reasonably required by P&G to confirm P&G ownership rights. Rights in the Licensed Marks other than those specifically granted in this Agreement are reserved by P&G for its own use and benefit. Rights to the Product (including without limitation design rights and other intellectual property rights), other than those specifically granted to P&G, are retained by CNS for its own use.
         P&G warrants to CNS that P&G is the owner of all rights, titles and interests in and to the Licensed Marks with respect to cough and cold products in the Area (except for those regions and/or countries where P&G does not market or sell cough/cold products). Sales by CNS shall be deemed to have been made by P&G for purposes of trademark registration and all uses of the

Licensed Marks by CNS shall inure to the benefit of P&G for purposes of trademark registration and establishment of trademark rights.
         (b) Cooperation. CNS will cooperate with P&G in the execution, filing and prosecution of any trademark applications relating to the Product that P&G may desire to file at its own expense, and for that purpose CNS will supply to P&G from time to time such samples, containers, labels and similar material as may reasonably be required.
         (c) Actions. CNS hereby agrees that it will not acquire any copyright, trademark, or other right in the Licensed Marks. CNS agrees that it will not contest or assist any other party in contesting the validity of or P&G's ownership of the Licensed Marks. CNS agrees to give P&G prompt notice of any apparent infringement of the Licensed Marks which comes to the attention of CNS. When requested by CNS, P&G agrees to file applications to register the Licensed Marks for use with the Product in any region or country where required.
                  (i) P&G, at its sole cost and expense and in its own name, may in its sole discretion prosecute and/or defend any action or proceeding which P&G deems necessary or desirable to protect the Licensed Marks including but not limited to actions or proceedings involving infringement of the Licensed Marks. CNS shall cooperate with P&G in any such action or proceeding and upon written request by P&G, shall join P&G in any such action or proceeding at P&G sole cost. CNS may prosecute and defend at its sole cost and expense and in its own name any action or proceeding to protect its own designs, styles, trademarks and other intellectual property rights.
                  (ii) CNS shall not commence any action or proceeding alleging infringement of the Licensed Marks without the prior written consent of P&G. Any and all damages recovered in any action or proceeding commenced by P&G shall belong solely and exclusively to P&G, but P&G shall have no liability to CNS or to any other person for any damages awarded or recovered against CNS or such other person, including but not limited to any action or proceeding alleging any violation of any antitrust, trade regulation or similar statute, or unfair competition, unless arising out of breach by P&G of its warranties and covenants hereunder.
                  (iii) CNS shall indemnify and hold harmless P&G from any claim of trademark infringement, unfair competition, passing off, etc. arising from CNS use of the Licensed Marks on the Product. All Costs associated with such a claim shall be exclusively CNS although P&G will cooperate as reasonably necessary.
                  (iv) CNS shall be responsible for submitting this Agreement to the respective trademark office or authorities in the country or countries which require it as proof of use of the Licensed Marks.
         (d) P&G Materials. P&G shall have the right, without payment or obligation to CNS, to produce and distribute catalogs, promotional brochures or inserts, point of sale displays or other advertising matter displaying the Product in conjunction with other products of P&G and/or others subject to the other provisions of this Agreement and subject to the written approval of CNS.
         (e) Use of Names. Both CNS and P&G shall have the right, but not the obligation, to use the name of the other party in programs without any payment or obligation to the other party whatsoever subject to the other provisions of this Agreement. P&G and CNS agree that such publicity will be in good taste in accordance with industry standards.
         (f) Limitations. P&G specifically makes no representations or warranties with respect to the availability and/or registrability of the Licensed Marks for the Product to be marketed or sold in the Area, but P&G shall use commercially reasonable efforts to obtain rights to the Licensed Marks for the Product in the Area, including registration of the Licensed Marks where necessary.

5.       P&G COVENANTS

         With regard to its actions hereunder, P&G expressly covenants as follows:
         (a) Authorization. P&G is a corporation duly organized, validly existing, and in good standing under the laws of the state of Ohio and is duly authorized to do business therein, with full corporate power to enter into this Agreement.
         (b) Conflicts. To the knowledge of P&G, the execution and delivery of this Agreement does not violate any law, rule or regulation or order, judgment, or decree within the Area binding on either party and will not result in a breach of any contract, agreement or other instrument to which either P&G is a party. P&G is under a contractual obligation to offer a right of first refusal for use of the Licensed Marks on healthcare appliances or devices associated with the field of cough/cold; such right of first refusal has been offered and not exercised.
         (c) Enforceable License. To the knowledge of P&G, this is a valid and enforceable License Agreement.
         (d) Non-Competition. During the Term of this Agreement and in the event that CNS has Terminated this Agreement or if P&G has determined not to renew this Agreement upon the Expiration of its Term, then for [ * * * ] after such Termination or Expiration of the Term of this Agreement P&G shall not use, or offer or grant to any other party any right to use the Licensed Marks on any other item or good which is substantially similar to the Product. For clarification, the above noncompetition provision does not apply if P&G Terminates the Agreement or if CNS determines not to renew this Agreement upon the Expiration of its Term.

6.       INDEMNIFICATION AND INSURANCE

         (a) Indemnification of P&G. CNS shall indemnify and save harmless P&G, Its subordinates and affiliated companies, and any of their agents, servants, officers, directors and employees from and against any liability, claim, administrative action, cause of action, suit, damages, and expenses (including reasonable attorney fees and costs), including but not limited to any damages for personal injuries, including death, and property damage, which:
                  (i) result from Product which is sold, shipped, manufactured or distributed in violation of any applicable law; or
                  (ii) result from any disputes with the trade resulting from CNS dealings or relations therewith; or
                  (iii) result from any advertising, promotion, or other actions or inactions by CNS in furtherance of its rights under this Agreement; or
                  (iv) are due to CNS breach of any warranty, covenant or agreement by CNS contained herein; or
                  (v) result from any consumer's use or possession of the Product; or
                  (vi) arise from or by reason of any acts, whether of omission or commission, that may be committed by CNS or any of its servants, agents, employees, sub licensees, distributors or customers in connection with CNS performance under this Agreement, or which arise from or by reason of the importation, manufacture, sale and/or other transfer or disposition by CNS of the Product. P&G and its affiliated companies and their agents, officers, directors and employees shall have no liability whatsoever to CNS or any other firm, corporation, organization or person for or on account of any injury, loss, damage of any kind or nature, cost or expense incurred by or imposed upon CNS or any other firm, corporation, organization or person arising out of or in connection with or resulting from CNS performance of this Agreement, including, without limitation, (a) the production, use, sale, transfer or other disposition of any Product; or (b) any labeling, packaging, advertising or promotion activities with respect to any of the foregoing; or
                  (vii) result from any governmental action, I.E., federal, state or local.
         (b) Insurance. In furtherance of CNS covenants contained in the preceding subparagraph, CNS agrees to carry product liability insurance with respect to the Product with a limit of liability of at least Five Million US Dollars (US $5,000,000) per occurrence and this insurance policy shall endorse P&G as an additional insured party. Such insurance may be obtained in conjunction with a policy of product liability insurance which covers goods other than the Product, and shall provide for at least thirty (30) days prior written notice to P&G of the cancellation or material modification thereof. CNS shall deliver to P&G a certificate evidencing the existence of such insurance policies within thirty (30) days of signing this Agreement.
         CNS agrees and covenants to maintain such insurance, including the endorsement of P&G as an additional insured party, in full force and effect from the effective date of this Agreement until three (3) years after the eventual Expiration or Termination of any license hereunder. CNS may not remove P&G as an additional insured party from CNS insurance policy without written consent from P&G. All costs associated with CNS insurance policy, including the endorsement of P&G as an additional insured party, will be borne by CNS.
         (c) Indemnification of CNS. P&G shall indemnify and save harmless CNS, its affiliated companies and any of their agents, servants, officers, directors and employees from and against any liability, claim, administrative action, cause of action, suit, damages and expenses (including reasonable attorney fees and costs), including but not limited to any damages for personal injuries, including death, and property damage, which are due to P&G breach of any warranty, covenant or agreement by P&G contained herein or which arise from P&G production, use, sale or other disposition of its own products or any labeling, packaging, advertising or promotion activities of its own products in connection with or arising from any promotional activities outlined herein. Notwithstanding the above, CNS obligations of indemnification for its Product under section 6(a) shall apply to any sample Product that may be provided pursuant to any promotional agreements contained herein, unless such loss or damage is caused by the action or inaction of P&G.
         (d) Promotions. For clarification, the aforementioned indemnification provisions shall extend to any promotional efforts or activities conducted by either party pursuant to Section 9 and any Scheduled promotional activities.
7.       LICENSE FEES
         (a) Calculation of Royalties. CNS agrees to pay to P&G royalties as shown in Schedule 5, such payment to be in United States dollars determined by the quarterly average exchange rate for the previous quarter as published by the International Monetary Fund in International Financial Statistics (or nearest equivalent). As used herein, Net Sales means gross sales, less discounts, standard promotional allowances, returns and credits specific to the Product less overseas freight and duties paid by CNS and billed to the customer. As used herein, the term standard promotional allowances means costs incurred for promotional events which: (i) provide payment to the trade for specific trade performance; (ii) pay for display materials or wall components; or (iii) grant temporary price reductions.
         (b) Minimum Royalties. CNS agrees to pay minimum royalties for each region as set forth in Schedule 6. Minimum royalty payments, if applicable, shall be made in the final quarter of each calendar year.
         (c) Reports. On or before the thirtieth (30th) day following the end of each calendar quarter during the Term, CNS shall furnish to P&G complete and accurate statements certified to be accurate by an officer of CNS showing, for each country in which CNS distributed and/or sold the Product during the preceding calendar quarter, the description and number of units of the Product sold, the gross sales price, net sales price of the Product covered by this Agreement and the royalty due under this Agreement. Such statement shall be furnished to P&G whether or not any of the Product was sold during the preceding calendar quarter. The statement should be sent to The Procter & Gamble Company, Attention: Finance Manager, Personal Health Care, One Procter & Gamble Plaza, Cincinnati, OH 45202.
         (d) Payment Terms. All royalty amounts in this Agreement are stated in United States dollars, and all royalty statements shall be made in United States dollars. There shall be no deductions for the transfer of funds or royalties or the conversion of currency into United States dollars. Payments should be sent quarterly via wire transfer to an account specified by P&G on or before the 30th day following the end of each calendar quarter during the Term. The receipt or acceptance by P&G of any of the statements furnished pursuant to this Agreement or of any royalties paid hereunder (or the cashing of any royalty checks paid hereunder) shall not preclude P&G from questioning the accuracy, completeness or sufficiency thereof at any time, and in the event that any inconsistencies or mistakes are discovered in such statements or payments, they shall immediately be rectified and the appropriate payment made by CNS.
         (e) Tax Withholding. CNS shall be responsible for the payment of any foreign taxes, fees or assessments with regard to the Product sold by CNS or by an Affiliate or Subcontractor of CNS. If taxes or other fees are required to be withheld on any payments due P&G, CNS shall pay such tax or similar fee on behalf of P&G with a corresponding reduction in royalties due P&G. If CNS does not withhold such taxes or other fees and P&G is subsequently found liable for payment of such taxes or other fees by any governmental jurisdiction, CNS will reimburse P&G for any amounts P&G is liable to pay. To the extent a withholding tax or other fee is deducted with respect to any payment between CNS and P&G, the amount of tax or other fee withheld shall be for the account of P&G. CNS will provide to P&G certified copies of all receipts from any governmental or taxing authority evidencing payment of such taxes and will assist P&G in claiming relief from double taxation.
8.       CNS RECORDS
         (a) Records. CNS shall keep and maintain at its regular place of business complete books and records of all business transacted by CNS in connection with the Product, including but not limited to books and records relating to shipments, orders, and sales of the Product. Such records shall be retained by CNS for at least five (5) years following the year to which they pertain.
         (b) Audit Right. P&G, or its duly authorized agents or representatives, shall have the right to inspect said books and records at CNS premises during regular business hours, provided that P&G shall give to CNS at least ten (10) days' advance written notice of its intention to do so. CNS shall pay to P&G the amount of any underpayment of royalties with interest within fifteen (15) business days after the determination of the amount of such underpayment. CNS shall credit the amount of any overpayment of royalties made by CNS to the next royalty payment due after the determination of the amount of such overpayment. In the event of any dispute between the parties as to the amount of any underpayment or overpayment of royalties, the parties shall select an independent third party auditor who shall inspect the parties' books and records relating to any alleged underpayment or overpayment of royalties and whose determination with respect hereto shall be determinative and final.
         (c) Corrections. If the auditor selected pursuant to Section 8(b) above determines that there was a net underpayment or overpayment of royalties, then CNS shall either pay to P&G the amount of any such underpayment or shall credit the amount of any such overpayment as set forth in 8(b) above. If such auditor accepts P&G calculations of royalties due and owing, then CNS shall bear the costs and fees of such auditor; if such auditor accepts CNS calculations of royalties due and owing, then P&G shall bear the costs and fees of such auditor. If such auditor does not accept either party's calculations, then the parties' shall share equally the costs and fees of such auditor.

9.       PROMOTION

         Because the Product carries the Licensed Marks, P&G agrees to treat the Product as a member of the Vicks(R) family of products. P&G will use commercially reasonable efforts to include the Product in trade and consumer communications where the Vicks(R) family of products is featured. P&G agrees to expend efforts similar to the efforts P&G has taken on other products licensed under the Vicks(R) trademark. In regions where such activities are possible, examples of such efforts may include, but are not limited to:

         (a) Trade communications such as annual respiratory/cough-cold retail sales presentations, planograms, end-aisle display recommendations and suggested shelving structure, and retail buyer, pharmacy and physician education advertising.
         (b) Consumer communications such as TV, radio and print advertising when the Vicks(R) family is featured and website inclusion with a link to BreatheRight.com. From time to time the parties may choose to collaborate on additional joint Promotional events. The parties will coordinate the execution and cost to each party of the Promotion on a case-by-case basis. Both P&G and CNS must provide their approval of any such Promotion before it is commenced, such approval not to be unreasonably withheld. Both parties shall conduct any promotion described herein in conformity with all federal, state and local statutes and regulations as such laws are interpreted and enforced as of the date any promotion detailed above is first introduced to the public. Both parties shall file all bonds, guarantees, and/or duties that may be required and shall obtain all necessary federal, state, and local authorizations and/or approvals that may be required to conduct the promotion described herein. An agreed upon promotion for the United States is set forth in Schedule 7.
10.      TERM AND TERMINATION
The term of this Agreement (the "Term") shall commence on the date of this Agreement and shall Expire, unless otherwise Terminated earlier pursuant hereto, at the end of the Initial Term (as defined herein) or, if the Term has been extended beyond the end of the Initial Term, at the end of the last extension period. As used herein, the Initial Term means the period of three (3) years from the date of this Agreement.
         (a) Extension and Non-Renewal. On each anniversary of the date of this Agreement, the Term shall be automatically extended for a period of one (1) year, so that the remainder of the Term shall be three (3) years from such anniversary date (unless the Term is otherwise terminated earlier pursuant hereto). At any time, either party may give the other written notice hereunder that it does not wish to extend the Term pursuant hereto. If either party gives such notice to the other, then this Agreement shall not be further extended and at the conclusion of the remaining period of time will be deemed Expired.

         (b) Termination by P&G. If any one or more of the following events occurs, and CNS fails to remedy such condition within thirty (30) days after receipt of written notice to CNS from P&G of such condition, then P&G may terminate this Agreement by written notice:
                  (i) If CNS shall commit any material breach of any obligation, warranty, covenant or agreement contained herein; or
                  (ii) if CNS ceases to do business; or
                  (iii) if CNS ceases to sell the Product for [* * *] consecutive months; or
                  (iv) if CNS shall not have begun the bona fide national sale and distribution of the Product in at least [* * *] of the Area by January 1, 2001; or
                  (v) if CNS fails to make any payments required by the Agreement on the date specified unless such failure is inadvertent or unavoidable; or
                  (vi) if CNS knowingly makes any false report under paragraph 7(c); or
                  (vii) if CNS fails to sell at least [* * *] package units of Product worldwide in any calendar year beginning January 1, 2001.
         (c) Termination for CNS Bankruptcy. This Agreement and all the rights of CNS hereunder shall forthwith terminate automatically if a bankruptcy petition is filed against CNS, if CNS becomes insolvent or goes into receivership, or if CNS makes an assignment for the benefit of creditors, or files a petition for a reorganization or rearrangement under the Bankruptcy Code.
         (d) Termination by CNS. If any of the following conditions occurs, and P&G shall fail to remedy such condition within thirty (30) days after written notice to P&G by CNS of such condition, CNS may terminate this Agreement by written notice:
                  (i) If P&G shall commit any breach of any obligation, warranty, covenant or agreement contained herein; or
                  (ii) If P&G ceases to do business.
         (e) Change of Control. Either party may terminate this Agreement at any time upon six (6) months written notice if there shall be, directly or indirectly, a change in the ownership or control of the other party and/or the other party's business relating to the Product; provided, however, that P&G shall consider a request by CNS to consent to such change in ownership or control; such consent shall not be unreasonably withheld.

         (f) Consequences of Expiration and Termination. Upon any Expiration or Termination of this Agreement:
                  (i) Except as permitted under paragraph 10(f)(iv), CNS shall not use any of the written, printed, or graphic material on the package carton or inserts for any purpose without first obtaining the written consent of P&G, which consent may be withheld at P&G sole discretion;
                  (ii) Unless otherwise notified by P&G, CNS will immediately discontinue use of the Licensed Marks and shall not manufacture or import, nor sell, distribute or otherwise transfer, nor permit to be manufactured or imported, nor sold, distributed or otherwise transferred, the Product or other items bearing the Licensed Marks, except as permitted under paragraph 10(f)(iv);
                  (iii) CNS shall use its best efforts to execute any and all documents necessary to terminate of record any of CNS rights hereunder or to transfer such rights to P&G or P&G designee, which documents shall be prepared by P&G at its expense;
                  (iv) CNS shall immediately destroy, and return to P&G according to P&G directions, all material associated with any Promotion as contemplated in Section 9 that has not already been affixed to or inserted into the Product packaging and P&G shall have the option of buying existing packaged Product at CNS cost. If P&G does not exercise this option and the Agreement has Expired or has been Terminated, then CNS may sell its existing inventory of packaged Product at a discount off CNS best published price for a period not to exceed twelve (12) months after the Expiration or Termination of this Agreement.

11.      CONFIDENTIALITY

         (a) P&G Trade Secrets. The parties agree that any of P&G trade secrets which may be disclosed to or acquired by CNS pursuant to this Agreement are to be used solely in connection with CNS performance under the terms of this Agreement and are not to be disclosed to any persons other than employees or agents of CNS. CNS shall use the same standard of care protecting against publication or dissemination of P&G trade secrets by CNS and its directors, officers, employees and agents as CNS uses with respect to information as to its own business which it desires not to have published or disseminated and will so inform and direct its directors, officers, employees and agents receiving such trade secrets. Any memoranda or papers containing trade secrets of P&G which CNS may receive in connection herewith are to be returned at P&G request. However, the above requirement shall not apply to information which is, or subsequently may become, within the public domain or the knowledge of the general public through no fault of CNS. CNS obligations and duties hereunder shall survive for five years after Termination or Expiration of this Agreement.
         (b) CNS Trade Secrets. The parties agree that any of CNS trade secrets which may be disclosed to or acquired by P&G pursuant to this Agreement are to be used solely in connection with P&G performance under the terms of this Agreement and are not to be disclosed to any persons other than employees or agents of P&G. P&G will use the same standard of care protecting against publication or dissemination of CNS trade secrets by P&G and its directors, officers, employees and agents as P&G uses with respect to information as to its own business which it desires not to have published or disseminated and will so inform and direct its directors, officers, employees and agents receiving such trade secrets. Any memoranda or papers containing trade secrets of CNS which P&G may receive in connection herewith are to be returned at CNS request. However, the above requirement shall not apply to information which is, or subsequently may become, within the public domain or the knowledge of the general public through no fault of P&G. P&G obligations and duties hereunder shall survive for five years after Termination or Expiration of this Agreement.
         (c) Nondisclosure. CNS and P&G agree not to divulge, permit or cause their officers, directors, employees or agents to divulge this document or the specific details of this Agreement except to their representatives and attorneys in the course of any legal proceeding to which either of the parties hereto is a party for the purpose of securing compliance with this Agreement. Notwithstanding the above, either party may disclose the existence of this Trademark License Agreement and the names of the Licensed Marks and Product that are the subject of said Agreement. Upon Termination or Expiration of this Agreement, at P&G request, CNS shall return within thirty (30) days to P&G all materials furnished by P&G to CNS in connection with the program and at CNS request, P&G shall return within thirty (30) days to CNS all materials furnished by CNS to P&G in connection with the program.

         (d) Press Releases. Neither party shall make any press release with respect to this Agreement or any matter arising from this agreement without first obtaining the other party's prior written approval, such approval shall not be unreasonably withheld. Such press releases shall be submitted to the person designated by each party. Each party's designee shall review and respond in writing with regard to its approval or non-approval of such materials within three (3) business days after receipt of such materials from the other party. Approval of the submitted materials will not be unreasonably withheld.

12.      MARKING

CNS shall affix permanently to the Product or its container the legend "The Vicks(R) trademark is used under license from The Procter & Gamble Company, Cincinnati, Ohio" or such other entity as P&G shall designate, or the equivalent such language approved by P&G.

13.      FORCE MAJEURE

Neither P&G nor CNS shall be liable to the other for any failure to comply with any terms of the Agreement to the extent any such failure is caused directly or indirectly by fire, strike, union disturbance, injunction or other labor problems, war (whether or not declared), riots, insurrection, government restrictions or other government acts, or other causes beyond the control of or without fault on the part of either P&G or CNS. However, CNS shall continue to be obligated to pay P&G when due any and all amounts which it shall have duly become obligated to pay in accordance with the terms of this Agreement. Upon the occurrence of any event of the type referred to in this Section, the party affected thereby shall give prompt notice thereof to the other party, together with a description of such event and the duration for which such party expects its ability to comply with the provisions of this Agreement to be affected thereby. The party affected shall thereafter devote reasonable efforts to remedy to the extent possible the condition giving rise to such event and to resume performance of its obligations hereunder as promptly as possible.

14.      MISCELLANEOUS

         (a) First-Line Goods. It is the essence of this Agreement that only first-line goods shall be sold by CNS under the Licensed Marks. No factory damaged, seconds, or goods not of first quality shall be sold by CNS pursuant to this Agreement without first removing or obliterating any and all labels, tags, decals, or other material (including promotional inserts and trademark imprints) bearing the Licensed Marks.
         (b) Use of Mark as Names. CNS will not use the Licensed Marks as all or a portion of a corporate name or as all or a portion of any trade name or other designation used by it to identify its business. CNS employees will not represent themselves as being representatives of or otherwise employed by P&G.
         (c) Notice. Any notice, inquiries, or other communication in connection with this Agreement shall be in writing and sent by certified mail, return receipt requested, postage prepaid and addressed to the respective parties as follows:

                  To CNS:     CNS Incorporated
                              4400 West 78th Street
                              Minneapolis, Minnesota 55435
                              Attn: Vice President Business Development

                  Copy to:    Patrick Delaney
                              Lindquist & Vennum
                              4200 IDS Center
                              Minneapolis, Minnesota 55402

                  To P&G:     The Procter & Gamble Company
                              One Procter & Gamble Plaza
                              Cincinnati, Ohio 45202
                              Attn: Marketing Director, North America,
                                    Respiratory

                  Copy to:    The Procter & Gamble Company
                              Legal Division
                              One Procter & Gamble Plaza
                              Cincinnati, Ohio 45202
                              Attn: Associate General Counsel, Health Care

or such other addresses as shall be designated by written notice.
         (d) Relationship Between the Parties. This Agreement does not constitute CNS as the agent or legal representative of P&G or P&G as the agent or legal representative of CNS for any purpose whatsoever. CNS is not granted any right or authority to assume or to create any obligation or responsibility, expressed or implied, on behalf of or in the name of P&G or to bind P&G in any manner or thing whatsoever; nor is P&G granted any right or authority to assume or create any obligation or responsibility, expressed or implied, on behalf of or in the name of CNS or to bind CNS in any manner or thing whatsoever. No joint venture or partnership between CNS and P&G is intended or shall be inferred.
         (e) Entire Agreement. This writing contains the entire agreement between the Parties with respect to the subject matter hereof. This Agreement supersedes any prior verbal or written agreements with CNS. This Agreement between the parties may not be altered except by an instrument in writing signed by authorized representatives of the parties.
         (f) Interpretation. Any provision of this Agreement which shall be, or shall be determined to be, invalid shall be ineffective, but such invalidity shall not affect the remaining provisions hereof. The titles to sections hereof are for convenience only and have no substantive effect.
         (g) Waiver. If either party shall at any time waive any of its rights under this Agreement or the performance by the other party of any of its obligations hereunder, such waiver shall not be construed as a continuing waiver of the same rights or obligations or a waiver of any other rights or obligations.
         (h) Dispute Resolution. If P&G or CNS shall commence any action or proceeding against the other by reason of any breach or claimed breach of the performance of any of the terms and conditions of this Agreement, or to seek a judicial declaration of rights hereunder, the prevailing party in such action or proceeding shall be entitled to reasonable attorney fees to be fixed by the trial court. Any legal action or proceeding of any sort commenced or instituted against either party (or its assignee in any of the countries in the Area) by or on behalf of either party shall be brought in a court of competent jurisdiction in the State of Ohio. In any legal action or proceeding brought in which any right(s) arising from this Agreement shall be issued, the law applicable thereto shall be the law of the State of Ohio.
         (i) Assignment. This Agreement is entered into because of P&G reliance upon the knowledge, experience, skill and integrity of CNS and is personal to CNS. This Agreement, the License and any rights hereunder granted to CNS and/or any duties to be performed by CNS hereunder may not be assigned, transferred, hypothecated, sub-licensed, encumbered or otherwise disposed of without first obtaining the consent in writing of P&G. If P&G shall grant such consent, any and all future assignments, transfers, hypothecations, sublicenses, encumberments or other disposals of any new party's rights and/or duties under this Agreement shall not occur without written consent from P&G, which consent may be withheld in P&G sole discretion. P&G reserves the right to assign this Agreement to any third party whether or not affiliated with P&G. Notwithstanding the foregoing, transfer of CNS rights and duties in the case of a change of control shall be governed by paragraph 10(e).
         (j) Other Licenses. CNS understands that this License may not constitute all the consents or licenses required in order to manufacture, import, and/or sell the Product, and expressly covenants to obtain all other such licenses or consents that may be so required. IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement.


For The Procter & Gamble Company         For CNS Incorporated

/s/  Thomas C. Blinn                     /s/ Daniel Cohen
--------------------------------------   ---------------------------------------
Title: V.P. Personal Health Care         Title: CEO
      --------------------------------         ---------------------------------
Date: 3-1-00                             Date: 2-28-00
     ---------------------------------        ----------------------------------

P&G approvals:

Form:     /s/ Paul Franz
         -----------------------------
         Counsel

Finance:
        ------------------------------

Execution: /s/ Richard A. Armstrong
          ----------------------------

          Associate Director for Heathcare Alliances

                                   SCHEDULE 1

Vicks(R)
Vicks triangle design mark

                                   SCHEDULE 2

Breathe Right(R) mentholated vapor nasal strips

                                   SCHEDULE 3


REGIONS                         COUNTRIES
North America                   United States
                                Canada

Latin America                   Argentina
                                Brazil
                                Chile

                                   SCHEDULE 4

In all regions/countries of the world the Licensed Mark "Vicks" must be used on all packages with the well known triangle design Licensed Mark and may not be used as the primary brand name.

                                   SCHEDULE 5


COUNTRY                                 ROYALTY AS % OF CNS

                                       NET SALES OF PRODUCTS

                                 WHICH INCLUDE THE LICENSED MARKS


United States                                [* * *]
Canada                                       [* * *]

Argentina                                    [* * *]
Brazil                                       [* * *]
Chile                                        [* * *]

                                   SCHEDULE 6


REGION                                 MINIMUM ROYALTY OBLIGATION
------                                 --------------------------

North America                          [* * *] per calendar year in which
                                       Product is offered for sale for at least
                                       [* * *] months

Any Region Outside North America

    Introductory Year 1                [* * *] per Introductory calendar year
                                       in which Product is offered for sale
                                       for fewer than [* * *] months

    Calendar Year 2                    [* * *] per calendar year in which
                                       Product is offered for sale for at least
                                       [* * *] months

    Calendar years 3 and beyond        [* * *] per calendar year in which
                                       Product is offered for sale for at least
                                       [* * *] months

                                   SCHEDULE 7


P&G and CNS agree to jointly collaborate on the following marketing effort (hereinafter the "Promotion") within the United States for the 2000/2001 Rollout year for the Product:

1.       SAMPLING.

(a) P&G agrees to distribute samples of the Product on or in packages of specified Sample Vehicles. P&G agrees to make available a combination of the following products to carry the Product samples: Vicks(R)Sinex, Vicks(R)4 oz. Children's NyQuil(R)and Vicks(R) twin 10 oz. NyQuil(R), in the quantities and for the sampling costs listed in Table 1 for the samples of the Product to be carried on or in. CNS agrees to notify P&G in writing no later than February 28, 2000 of the number of each quantity of Sample Vehicles listed that CNS would like to specify for the sampling program. The combination and quantity of products specified by CNS are herein called "Sample Vehicles."

(b) As part of this sampling effort, CNS will supply wrapped sample units of two strips of the Product to P&G at [* * *] to P&G in an amount equal to the number of Sample Vehicles specified by CNS. P&G will attach or in-pack samples of the Product to P&G Sample Vehicles and will distribute the samples of the Product with the Sample Vehicles at the sole expense of CNS according to costs set forth in Table 1. The costs in Table 1 include the cost of stickering the Sample Vehicles. Depending on the quantity of Sample Vehicles ordered by CNS, and depending on P&G's internal timing constraints, P&G will use reasonable efforts to change package artwork for Sample Vehicles in order to avoid the necessity of utilizing a sticker on the Sample Vehicles that have the samples of the Product. If P&G is able to change the Sample Vehicles package artwork, it shall do so at P&G's sole expense and the costs listed in Table 1 may be reduced by the cost of stickering. All sales of Sample Vehicles (including samples) are for P&G's account.

(c) The samples of the Product with the Sample Vehicles will be timed to ship during the P&G July 3, 2000 to January 31, 2001 cough-cold packaging period. P&G will use reasonable efforts to facilitate key account merchandising and trade ads featuring the samples of the Product with the Sample Vehicles.

                                     TABLE 1


VICKS(R) PRODUCT                   SAMPLING COST                NUMBER
                                      PER UNIT                AVAILABLE
                                     (DOLLARS)             (MILLION UNITS)
--------------------------------------------------------------------------------
SINEX (SKU'S)                                                  [* * *]
open box + sticker*                   [* * *]
--------------------------------------------------------------------------------
4 OZ. CHILDREN'S NYQUIL                                        [* * *]
shrink to side + sticker*             [* * *]
--------------------------------------------------------------------------------
10 OZ. NYQUIL TWIN PACK                                        [* * *]
inset + sticker*                      [* * *]
--------------------------------------------------------------------------------

*costs may be reduced by the cost of stickering pursuant to section 1(b) above.

2.       PROMOTION.

         CNS agrees to place a front-page, full-page, free standing coupon insert ("FSCI") for January 28, 2001 for the Product. CNS agrees to bear the cost of this placement. CNS cost of placing this ad would be [* * *]. Upon CNS providing P&G with reasonable documentation of running the FSCI, P&G will grant CNS a credit of [* * *] (one half the amount of CNS placement costs of the FSCI) against royalties payable under Section 7 hereof. CNS will produce the artwork for this FSCI. CNS will submit such artwork to P&G for approval pursuant to Section 2(f) of the Agreement. CNS will bear the redemption and other administrative costs of the CNS coupon.

3.       ADVERTISING.

         (a) CNS will support the launch of the Product with national TV advertising during the cough-cold season (Q4 2000-Q1 2001) at its own expense. This advertising will feature the Product and will include a visual of the package and the Licensed Marks.
         (b) In addition to promotional efforts outlined in Section 9 of the Agreement, P&G agrees to include an advertisement on the Product in its Pharmacy Digest mailing which is mailed to pharmacists. P&G agrees to explore the option of placing a sample of the Product in the Pharmacy Digest mailing. If logistically feasible, and upon CNS approval, P&G will include a sample of the Product in Pharmacy Digest mailing at CNS sole expense.

4. SALES COORDINATION. P&G and CNS will use reasonable efforts to coordinate sales information and materials to support the launch of the Product by sharing with each other 1-2 page sell sheets and fact sheets about the Product and Sample Vehicles respectively. These materials will educate each company's sales force on the basics of the Product and the Vicks family of products and prepare them for retailer questions. Notwithstanding the above, should either party's sales personnel receive questions about the other party's products, each party agrees that such sales personnel will use reasonable efforts to take action to refer the retailer's question to the other party's appropriate sales representative.


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